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                                   ATTACHMENT
                                     to the
                       Sub-Investment Management Agreement
                              dated January 1, 1994
                                     between
                 LINCOLN NATIONAL INVESTMENT MANAGEMENT COMPANY
                                       and
                            JANUS CAPITAL CORPORATION

      Investment Manager shall pay to Sub-Investment Manager a monthly fee, calculated pursuant to Section 7 of the Agreement, as follows:

      0.60% of the first $100,000,000 of average daily net assets of the Fund; and 0.55% of any excess over $100,000,000.